Exhibit 10.22
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 30, 2006 by and between USI SERVICES CORPORATION, a Delaware corporation (“Company”), and JEFFREY JONES (“Executive”). Company and Executive are referred to hereinafter as the “Parties”.
RECITALS:
     WHEREAS, the Company is a wholly-owned subsidiary of USI Holdings Corporation, a Delaware corporation (“USI”);
     WHEREAS, Executive is presently employed by the Company pursuant to an Employment Agreement effective as of December 1, 2002, as amended by a First Amendment to Employment Agreement dated as of February 22, 2004 (collectively, the “Prior Agreement”);
     WHEREAS, the Parties wish to supersede and restate the Prior Agreement in its entirety, as set forth herein; and
     WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein, and Executive is willing to accept such employment on such terms and conditions; and
     WHEREAS, by virtue of such employment, Executive will have access to Confidential Information of the USI Companies; and
     WHEREAS, Executive acknowledges and agrees that the Company (on behalf of itself and the USI Companies) has a reasonable, necessary and legitimate business interest in protecting its own and the USI Companies’ Confidential Information, Client Accounts, relationships with Active Prospective Clients, Goodwill and ongoing business, and that the terms and conditions set forth below are reasonable and necessary in order to protect these legitimate business interests.
     NOW THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to become legally bound, agree as follows:
AGREEMENT:
1. DEFINITIONS
     1.1 Specific Definitions. Capitalized terms not defined elsewhere herein shall have the following meanings ascribed to them:
     “Active Prospective Acquisition” means any business or enterprise engaged in providing USI Business, (i) with which a specified Person (or any of its agents) had engaged in negotiations (whether or not successfully) within the 24 months preceding a specified date, regarding the acquisition of, sale of assets by, or merger or joint venture with, such business or enterprise or (ii) which had been identified by a specified Person (or any of its agents) in the business records of such specified Person within the 24 months preceding a specified date, and actively considered as a candidate, for possible acquisition, merger, sale of assets or joint venture.
     “Active Prospective Client” means any Person, or a group of Persons, (i) who or which had been identified with reasonable particularity by a specified Person (or any of its agents) in the business records of such specified Person within the 24 months preceding a specified date, with reasonable particularity as a possible client or customer of such specified Person, or (ii) to whom or which a specified Person (or any of its agents) had communicated in the business records of such specified Person within the 24 months preceding a specified date, in writing or otherwise, with respect to the provision of any services that such specified Person provides in the conduct of its business.
     “Change of Control” means the occurrence of any of the following:
     (i) any transaction, or series of related transactions (including any merger or consolidation), the result of which is that any “person” or “group” (as such terms are defined for purposes of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as so defined in Rule 13-d3 under such Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of 50% or more of USI’s aggregate outstanding voting stock (measured by voting power rather than number of shares);
     (ii) USI consolidates with, or merges with or into, any Person, or any Person consolidates with or merges with or into USI, in any such event pursuant to a transaction in which any of the outstanding voting stock of USI is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of USI outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting 50% or more (immediately after giving effect to such conversion or exchange) of the aggregate outstanding shares of such voting stock of such surviving or transferee Person or
     (iii) substantially all of USI’s assets or earnings power is sold in any transaction or series of related transactions.
     “Client Account” means the account of any client (including, without limitation, any retail insurance agent or broker, individual insured, association and any member thereof, and any insurance carrier or other entity to the extent third party administration claims processing or underwriting is performed by such specified Person for such carrier or other entity) who or which is serviced, as of a specified date, by a specified Person in connection with such specified Person’s business, regardless of whether such services are provided by, or through the licenses of, such specified Person or any shareholder, employee or agent of such specified Person.
     “Confidential Information” means all information that has actual or potential economic value to the Company or to the USI Companies from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information will include, among other things, any and all information disclosed to Executive or known by Executive as a consequence of his employment by the USI Companies (whether under the Prior Agreement or this Agreement) that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), including, without limitation, in respect of the Company’s or any USI Company’s businesses, finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, computer programs, sales, services, research projects, data, accounts, billing methods, pricing, sales, statistical data, business methods, systems, plans, internal affairs, legal affairs, potential or existing reorganization plans, Active Prospective Clients, clients, Client Accounts, transactions with clients, any and all information entrusted to the Company or any USI Company by any third party on a confidential basis, and any and all information defined as “Trade Secrets” under the Uniform Trade Secrets Act, or which can otherwise be considered a trade secret under applicable trade secrets law. Confidential Information may be contained in written materials, handwritten notes, oral communications, tape recordings, the unwritten knowledge of employees, and/or any other tangible medium of expression, including but not limited to electronically stored information, hard disk or soft disk drive mechanisms. The Parties agree that Confidential Information includes, without limitation, the following:
(i)	any information or documentation relating to the USI Companies’ sales, marketing, cross-sell, compensation, incentive, or personnel strategies and programs.

(ii)	the identity of and key contacts at any client whose account constituted a Client Account of any USI Company at any time, as well as the identity of any Active Prospective Client of any such entity;

(iii)	the identities of markets or companies from which insurance coverages or other commitments, benefits or services for clients are obtained;

(iv)	the types of consulting, third-party administration, employee communication, investment management, managed care, human resource and other services, and insurance coverages, provided or to be provided specifically to any such client or Active Prospective Client of any USI Company, and the internal corporate policies relating thereto;

(v)	the specific insurance policies purchased by or for such clients or Active Prospective Clients of any USI Company;

(vi)	the expiration dates, commission rates, fees, premiums and other terms and conditions of such policies and the service cost burden with respect to each such client and Active Prospective Client of a USI Company;

(vii)	the risk specifications and other characteristics, and claims loss histories of such clients or Active Prospective Clients;

(viii)	USI Companies’ operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies;

(ix)	USI Companies’ financial information, including but not limited to, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans;

(x)	Active Prospective Acquisitions of the Company or another USI Company and all financial data, pricing terms, information memoranda and due diligence reports relating thereto;

(xi)	inventions, discoveries, devices, algorithms, computer hardware and computer software (including any source code, object code, documentation, diagrams, flow charts, know-how, methods or techniques associated with the development or use of the foregoing computer software);

(xii)	all internal memoranda and other office records, including electronic and data processing files and records; and

(xiii)	any other information constituting a trade secret under the governing trade secrets law.
     “Goodwill” means the expectation of continued patronage from Client Accounts and new patronage from Active Prospective Clients.
     “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).
     “USI Business” means the businesses provided by any of the USI Companies (including, without limitation, the providing of (i) insurance agency and brokerage, and related insurance services, including, without limitation, risk management and loss control, cost containment, analysis of loss exposures and designs, catastrophic case management, loss reserves and rate reviews, performance of cash flow studies, administration of risk funding and transfer techniques, captive company formation, self-insurance consulting, reinsurance and excess stop loss (both specific and aggregate) placement, management of insurance programs (including programs with respect to membership associations and congregations), third party administration, actuarial and administrative services for pension and health plans, compensation programs and employee communications; (ii) managed care consulting services and related legal assistance; (iii) human resource and employee compensation consulting services and related legal assistance; and (iv) any insurance or financial services relating to any of the foregoing).
     “USI Companies” or “USI Company” means USI, its subsidiaries (including the Company), and any entity under the control (as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended, without regard to whether any party is a “registrant” under such Act) of USI, and any of their successors or assigns.
     “USI CRC” means the USI Companies (i) comprising or included in the USI California Region; and/or (ii) to which Executive provides services on behalf of the Company hereunder.
2. POSITION, RESPONSIBILITIES AND TERM
     2.1. Executive’s Position. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ Executive to serve as regional chief executive officer of the USI California Region. Executive shall report to the Chief Executive Officer of USI, or his designee (the “USI CEO”).

     2.2 Executive’s Responsibilities. The Executive shall perform all duties customarily attendant to the position of regional chief executive officer and shall perform such services and duties commensurate with such position as may from time to time be reasonably prescribed by the USI CEO.
     2.3 No Conflicts of Interest. Executive agrees that throughout the period of his employment hereunder, he will not (a) accept other employment; or (b) perform any activities or services which would (i) be inconsistent with this Agreement or the employment relationship between the Parties, or (ii) interfere with or present an actual or potential conflict of interest concerning Executive’s employment with the Company; provided, that Executive shall be permitted to serve on the boards of directors of such other companies as the USI CEO shall approve (such approval to not be unreasonably withheld), and that Executive may make personal investments and may act as a director and engage in other activities for any charitable, educational, or other nonprofit institution, as long as such investments and activities do not materially interfere with the performance of Executive’s duties hereunder. Executive agrees to adhere to and comply with any and all business practices and requirements of ethical conduct set forth in USI’s Code of Business Conduct, the Company’s operating policies and procedures, its employee manual, or any similar publication.
     2.4. Term. Executive shall be employed hereunder commencing on December 30, 2006 and ending on the date on which employment is terminated in accordance with the provisions of Section 8 of this Agreement. The foregoing term of employment shall be referred to hereinafter as the “Term”.
3. ACCEPTANCE
     3.1 Executive hereby accepts such employment and agrees that throughout the period of employment hereunder, Executive will devote his full business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in the furtherance of the business of the USI Companies.
4. COMPENSATION
     4.1. Base Salary. As compensation for the services to be rendered by Executive hereunder, the Company agrees to pay Executive, and Executive agrees to accept, a base salary (“Base Salary”) during employment hereunder at the annual rate of not less than three hundred fifty thousand dollars ($350,000); provided, however, that the USI CEO may determine to increase but not decrease the Base Salary in such amount as the USI CEO may determine, subject to the terms, conditions, and approvals required by USI’s policies and procedures then in effect. The Base Salary shall be payable in equal installments by the Company according to its normal payroll practices.
     4.2 Performance Bonus. As additional compensation for the services to be rendered by Executive hereunder, Executive shall be eligible to receive from time to time during the Term, a bonus under the USI Management Incentive Plan (the “USI Plan”) as may be amended from time to time at the sole discretion of USI. At no time during the Term hereof will Executive’s “target” award opportunity be any less than 70% of Executive’s then Base Salary. Any awards under the USI Plan will be determined by the USI CEO, subject to the terms, conditions and approvals required by USI’s policies and procedures then in effect. By way of clarification, the “target” award opportunity percentage set forth above shall not guarantee Executive payments of, or entitlement to, any amount, even if targets are met. Such awards are dependent upon, among other things, the general financial performance of USI, and any such award, if any, shall be in such amount as the USI CEO may determine, and any decision of the USI CEO shall be in his sole and unreviewable discretion. Any award under the USI Plan will be paid to the Executive no later than 90 days following the end of the performance year.
     4.3 Benefits. In addition to such compensation, Executive shall be entitled to the benefits which are afforded generally, from time to time to similarly situated executive employees of the USI Companies. Notwithstanding the foregoing, nothing contained in this Agreement shall require the USI Companies to establish, maintain or continue any of the group benefits plans already in existence or hereafter adopted for the employees of the USI Companies, or restrict the right of the USI Companies to amend, modify or terminate such group benefit plans in a manner which does not discriminate against Executive as compared to other executive employees of USI Companies.
     4.4 Paid Time Off. Executive shall be entitled to paid time off (consisting of vacation, sick days and personal days) and holidays as are provided in general to similarly situated employees of the USI Companies, in accordance with usual practices and procedures. Without limiting the foregoing, unless otherwise required by law, Executive shall not be entitled to any additional compensation for any unused paid time off. Paid time off shall stop accruing once Executive has accumulated and not used the number of days to which he is entitled to in a year.

     4.5 Specific Allowances: Automobile; Club Dues. The Company agrees to pay to Executive during the Term (a) $1000 per month, to be used exclusively by Executive for the retention (whether by lease or otherwise), maintenance, insurance and care of an automobile to be used by Executive in the discharge of his duties to Company. Other than as set forth in the preceding sentence, and other than for car rentals on business trips, Executive will not be reimbursed for mileage or any other automobile related expenses. During the Term, Executive agrees to maintain auto liability insurance coverage with respect to said automobile, at least in the amounts required from time to time by USI’s policies and procedures then in effect, but in no event less than $250,000 combined single limit coverage or $250,000/500,000 bodily injury and $250,000 property damage liability; and (b) $1000 per month for club dues and other organizational memberships.
     4.6 Signing Bonus. Upon execution by the Parties hereof, as additional partial consideration for the covenants and performance of the obligations of Executive herein, Executive shall be entitled to a one-time signing bonus in the amount of five hundred ninety-five thousand dollars ($595,000) (the “Signing Bonus”); provided, however, that if Executive’s employment terminates prior to the second anniversary of the date hereof pursuant to Sections 8.4 hereof, he shall, within thirty (30) days of the date of such termination, repay to the Company an amount equal to the Signing Bonus plus the following components of the Relocation Package: moving expenses, temporary housing expenses, and real estate closing costs. Notwithstanding the foregoing, the Parties expressly agree that Executive’s obligation to repay, or his repayment of, any amount to the Company pursuant to this Section 4.6 shall not relieve Executive of any obligation or covenant of Executive hereunder, including, without limitation, his obligations and covenants contained in Sections 6 and 7.
5. EXPENSES
     5.1 Without duplicating any payment set forth in Section 4.5, the Company shall reimburse Executive, in accordance with Company policy, for all expenses reasonably and properly incurred by Executive in connection with the performance of Executive’s duties hereunder and the conduct of the business of the Company, upon the submission to the Company (or its designee) of appropriate vouchers therefor.
     5.2 Relocation Package. Executive shall be entitled to the relocation package set forth as Addendum A to this Agreement (the “Relocation Package”).
6. CONFIDENTIAL INFORMATION AND PROPERTY
     6.1. Property of the Company. Executive acknowledges and agrees that all premiums, commissions, fees and other forms of compensation, and all Confidential Information of the USI Companies relating thereto, which Executive generates in the course of providing, directly or indirectly, any USI Business during the Term hereof (including such items resulting from or relating to services provided by Executive to the USI Companies), shall be the sole property of the USI Companies.
     6.2. Confidentiality during Term. During the Term hereof, Executive will not use, or disclose to any Person, any Confidential Information (determined as of any date during the Term hereof) of any USI Company, except (a) in the normal course of business on behalf of such USI Company; (b) with the prior written consent of such USI Company; or (c) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify such USI Company as promptly as practicable (and, if possible, prior to the making of such disclosure). In addition, Executive will use reasonable efforts to prevent any such prohibited use or disclosure by any other person.
     6.3. Confidentiality following Term. Following the Term hereof, Executive will not use, or disclose to any Person, any Confidential Information (determined as of the date of termination of Executive’s employment with the Company) of any USI Company, except (a) with the prior written consent of such USI Company; or (b) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify such USI Company as promptly as practicable (and, if possible, prior to the making of such disclosure). In addition, Executive will use reasonable efforts to prevent any such prohibited use or disclosure by any other person.
7. NON-SOLICITATION, NON-COMPETITION AND CONFLICTS OF INTEREST
     7.1. Non-Solicitation. Executive understands and acknowledges that the identities, preferences, goals, needs and strategic plans of the clients and Active Prospective Clients of the Company, the USI CRC, and the other USI

Companies, and each such Company’s plans and strategies to maintain and develop business from its respective clients and Active Prospective Clients, constitute valuable trade secret and proprietary information of the USI Companies; that such information is hereby expressly identified to Executive as “Confidential Information” having independent economic value; that such information is not available from public sources; and that the USI Companies (including Company) have expended considerable time and effort to develop, compile and protect such Confidential Information. Executive therefore agrees that while Executive is providing services for the Company and at all times thereafter, Executive shall not, without express prior written approval of the Company, use any Confidential Information to directly or indirectly, solicit or attempt to solicit business from any client or Active Prospective Client of any USI Company (determined as of the earlier of the date of termination or the date of such act) for Executive’s own benefit or for the benefit of a Company competitor doing business in the same market area in which Company conducts business.
     7.2. Non-Competition. In consideration of the payments and benefits to be received by Executive under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees that, during the Term, Executive will refrain from carrying on any business, directly or indirectly, which provides any USI Business, except (a) in the normal course of business on behalf of any USI Company during the term of Executive’s employment under this Agreement; or (b) with the Company’s prior written consent. The term “carrying on any business” shall mean to act as a sole proprietor, partner, member of a limited liability company, stockholder, officer, director, employee, manager, trustee, agent, advisor, joint venturer, or consultant of, with or to, any business, or otherwise to own, manage, operate, control or participate in the ownership, management, operation or control of, or engage in, any business. It is expressly agreed that this Section 7.2 is not intended to restrict or prohibit the ownership by Executive of stock or other securities of a publicly-held corporation in which Executive (i) does not possess beneficial ownership of more than 5% of the voting capital stock of such corporation and/or (ii) does not participate in any management or advisory capacity. In addition, it is also agreed that this Section 7.2 shall not prohibit Executive from serving as a director pursuant to the terms of Section 2.3 during the term of his employment under this Agreement. It is the desire and intent of the parties that the provisions of this Section 7.2 shall be enforced under the laws and public polices applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7.2 is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable laws and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction. If Executive challenges the enforceability of the provisions of this Section 7.2 in whole or in part, then, without limiting any remedy available to the Company (including specific performance of the covenants contained in Sections 6 and 7 hereof) Executive shall have forfeited any right to any payments and benefits under this Agreement that he has not already received, without such forfeiture constituting an election of remedies on Executive’s part.
     7.3 Non-Interference. Executive agrees that, from and after the date that Executive ceases employment with Company, Executive shall not, directly or indirectly, interfere with the Company’s business by: (a) revealing any Confidential Information; (b) inducing or attempting to influence any employee of the Company or of any USI Company to end his or her employment; (c) inducing or attempting to induce a consultant, independent contractor, licensee or other third party to sever any relationship with the Company or with any USI Company; (d) assisting any other person, firm or entity in the solicitation of any such employee, consultant, independent contractor, licensee or other third party while such employee, consultant, independent contractor, licensee or third party is employed or engaged by the Company or by any USI Company; (e) soliciting, causing to be solicited, or knowingly accepting the disclosure of any Confidential Information for any purpose whatsoever or for any other party; or (f) disrupting or seeking to disrupt in any manner, directly or indirectly, any contractual relationship then existing between any USI Company and any client.
     7.4 Miscellaneous. Without limiting the provisions of Section 18, in the event of any assignment by the Company permitted under such section, the restrictive periods contained in this Section 7 shall be determined by reference to the termination of Executive’s employment with any permitted assignee of the Company.
8. TERMINATION
     8.1 Termination by the Company Without Cause. Company shall have the right to terminate Executive’s employment hereunder without Cause (as defined below) by giving Executive written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. In the event of such termination, the Company shall (a) pay Executive his unpaid Base Salary through the effective date of termination and any business expenses remaining unpaid on the effective date of the termination for which Executive is entitled to be reimbursed under Sections 4.5 and 5 of this Agreement; (b) pay Executive, for the period commencing on the date following the date of termination and ending on the date which is twelve (12) months following the effective date of termination, an amount per month equal to one-twelfth of the sum of (i) his then Base Salary, plus (ii) an amount equal to Executive’s target bonus per Section 4.2 that he would have otherwise received with respect to the year in which Executive’s termination occurred (but for such termination); and (c) either continue to provide Executive with medical and dental healthcare coverage under the plan in which Executive participates immediately prior to the effective date of such termination (where Executive remains eligible to participate, and in accordance with the terms thereof) or in the event Executive no longer remains eligible to participate under such medical and/or dental healthcare plan, to reimburse Executive for the amount of the premium Company would have paid for Executive’s medical and/or dental healthcare coverage had Executive remained employed hereunder, in each case until the earlier of (i) the date which is twelve (12) months following the effective date of termination and (ii) the commencement of Executive’s coverage under another employer’s healthcare plan; provided, however, that without limiting any other remedy available hereunder, all payments described in the Section 8.1 shall immediately terminate upon an arbitrator’s or judge’s determination that Executive has breached the provisions of Section 6 or 7 hereof.
     8.2 Termination by the Company for Cause. The Company shall have the right to terminate this Agreement and Executive’s employment hereunder for Cause by giving Executive written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. In the event of such termination, the Company shall pay to Executive (a) his unpaid Base Salary through the effective date of the termination, and (b) any business expenses remaining unpaid on the effective date of the termination for which Executive is entitled to be reimbursed under Section 5 of this Agreement. For the purpose of this Agreement, “Cause” shall mean (i) commission of a willful and material act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude, (iii) Executive’s performance under the influence of controlled substances, or continued habitual intoxication, during working hours, after the Company shall have provided written notice to Executive and given Executive 30 days within which to commence rehabilitation with respect thereto, and Executive shall have failed to commence such rehabilitation or continued to perform under the influence after such rehabilitation, (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism which shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment in accordance with the provisions of this Section 8.2, in the event such condition shall not have been cured, (v) Executive’s personal, willful and continuing misconduct or refusal to perform duties and responsibilities described in Section 2 above, or to carry out directives of the USI CEO, which, if capable of being cured, shall not have been cured within 60 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment in accordance with the provision of this Section 8.2 or (vi) material non-compliance with the terms of this Agreement, including but not limited to any breach of Section 6 or Section 7 of this Agreement.
     8.3 Termination by Executive for Good Reason. Executive shall have the right to terminate this Agreement and his employment hereunder for “good reason,” if (a) there is a Change of Control, and, within two years following such Change of Control, Executive terminates his employment hereunder due to the material diminution of his duties and responsibilities, as set forth herein, or (b) default by the Company in the payment of or otherwise failure by the Company to pay in a timely fashion after demand therefor any material sum due to the Executive pursuant to this Agreement; provided that Executive shall give the Company prior written notice of the reason therefore and a period of 30 days following receipt by the Company of such notice shall have lapsed and the matters which constitute or give rise to such “good reason” shall not have been cured or eliminated by the Company. In the event of such termination, Executive shall be entitled to receive the same payments and benefits as would be provided under Section 8.1 in the event of a termination without Cause.
     8.4 Termination by Executive. Executive shall have the right to terminate this Agreement and his employment hereunder by giving the Company not less than ninety (90) days notice. In the event that such notice is given, the Company may require Executive to leave immediately. The termination of employment shall be effective on the earlier of ninety (90) days after issuance of the notice and the date specified in the notice. In the event of such termination, Executive shall be entitled to receive the same payments and benefits as would be provided under Section 8.2 in the event of a termination by the Company for Cause.
     8.5 Death, Incapacitation or Disability.
          a. Death. If Executive dies during his employment hereunder, this Agreement shall terminate upon the date of Executive’s death. In the event of any such termination, the Company shall pay to Executive’s representative or his estate any unpaid Base Salary through the effective date of termination and any business expenses remaining unpaid on the effective date of the termination for which Executive is entitled to be reimbursed under Sections 4.5 and 5 of this Agreement.
          b. Incapacitation or Disability. In the event that Executive is incapacitated or disabled by reason of illness or physical or mental disability from performing Executive’s duties hereunder with or without reasonable accommodation

(which shall be deemed to have occurred (a) when Executive has become eligible for total disability benefits under the Company’s long-term group disability policy, if any, or, if no policy is then in effect, (b) when such incapacity or disability, as defined below, shall have existed for either (i) one continuous period of six months or (ii) a total of seven months out of any twelve consecutive months), the Company shall have the right to terminate Executive’s employment hereunder by giving thirty (30) days’ written notice to Executive to that effect. If Company terminates Executive pursuant to this paragraph, the termination of employment shall be effective on the date specified in such notice but in no event shall that date be sooner than the date determined under clause (a), or if no long term disability policy is in effect then the date determined in clause (b). In the event of any such termination, the Company shall pay Executive any Base Salary due in accordance with Section 4 herein up to the effective date of termination, and any business expenses remaining unpaid on the effective date of the termination for which Executive is entitled to be reimbursed under Sections 4.5 and 5 herein and any accrued but unpaid vacation benefits owed as of the date of termination. By way of clarification, nothing herein is intended to imply or state that salary or other compensation is due Executive for the period Executive is absent from work due to disability or incapacity. Except as specifically set forth in this Section 8.5 or otherwise required by law, Executive is not eligible for and will not be paid any Base Salary or other compensation during any period in which Executive is not actively employed, including but not limited to any period of incapacity, disability, or inability to perform his job duties with or without reasonable accommodation. During any such period, Executive shall be limited to disability benefits, if any, to which Executive may be eligible. Notwithstanding the other provisions of this paragraph, in no event may Executive be terminated under this Section 8.5 earlier than any time allowed under applicable law. For purposes of clause (b), an Executive “disability” shall mean a physical or mental impairment which renders Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company, and “incapacity” as in used clause (b) shall be limited only to such disability which substantially prevents the Company from availing itself of the services of Executive. The Company reserves the right, in good faith, to make this determination of incapacity or disability under clause (b) based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.
     8.6 Miscellaneous Termination Provisions. Executive, upon termination or expiration of employment for any reason, hereby irrevocably promises to:
          a. Return all property of the USI Companies in his possession or within his custody and control wherever located immediately upon such termination.
          b. Participate in an exit interview with a designated person or persons of Company if requested by Company.
          c. Provide each new employer with a copy of this Agreement prior to taking a position with such new employer within two (2) years after his termination.
          d. Subject to obligations under applicable laws and regulations, in the event of a termination of this Agreement, neither party to this Agreement will publicly make any statements or comments that disparage the reputation of the other party, including in the case of the Company, any of its employees, senior officers or directors.
9. REMEDIES
     9.1. Equitable Relief. Executive acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and that it would be extremely difficult or impracticable to replace such services, that the material provisions of this Agreement are of crucial importance to the Company and that any damage caused by the breach of Sections 6 or 7 of this Agreement would result in irreparable harm to the business of the Company for which money damages alone would not be adequate compensation. Accordingly, Executive agrees that if he violates Sections 6 or 7 of this Agreement, the Company shall, in addition to any other rights or remedies of the Company available at law, be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, temporary injunction and permanent injunction.
     9.2 Arbitration. The Parties agree that any controversy, claim or dispute arising out of or relating to Executive’s employment hereunder, or the termination of such employment, shall be settled by arbitration before a mutually selected arbitrator to be held in the State of California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the Parties consent to the jurisdiction of the courts of the State of California for this purpose. The arbitrator shall determine which Party or Parties shall be entitled to costs and expenses (including reasonable attorneys’ fees) resulting from such dispute or controversy. If such controversy, claim or dispute involves a claim (including, without limitation, claims, arising under Section 6 or 7) for injunctive or other equitable relief, and suit or cross-claim for such relief is filed in a court of competent jurisdiction, the litigation shall be bifurcated to the extent feasible, to the end that all issues other than those injunctive or equitable issues required to be determined by the court shall be determined by arbitration as hereinabove required.
10. WITHHOLDING
     10.1 Each payment to Executive under this Agreement shall be reduced by any amounts required to be withheld by the Company from time to time under applicable laws and regulations then in effect.
11. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES.
     11.1 General. Executive represents and warrants to the Company that the execution of this Agreement and the performance of his duties as contemplated hereunder do not conflict with any other agreement, law, rule, regulation, or court order by which he is bound.
     11.2 No Impairment. Executive represents and warrants that he is not subject to any agreement or contract that would preclude or impair, in any way, his ability to carry out his duties under this Agreement for the Company.
     11.3 No Confidential Information. Executive has not removed from any prior employer any confidential information.
     11.4 No Restrictive Agreements. Executive represents and warrants that, Executive has not heretofore entered into, has not been and is currently not subject to the provisions of, any employment contract, sales and purchase agreement or other agreement (whether oral or written) of any nature whatsoever with any other organization, individual or business entity, which prevents or restricts Executive from competing with, or soliciting the clients, customers, business or employees (including, without limitation for the purposes of hiring such employees) of, such other organization, individual or business entity or any other entity for any period of time or within any geographical area, whether heretofore expired or not (“Pre-existing Agreements”), other than such contracts or agreements as Executive has heretofore disclosed to Company in writing(“Disclosed Pre-existing Agreements”).
     11.5 Release of Claims. Executive represents and warrants that he has no claim or dispute, whether known or unknown, with or against any USI Company pursuant to the Prior Agreement or his employment by the Company to date. Executive hereby knowingly and voluntarily releases and forever discharges the USI Companies and each of their respective officers, directors, employees, heirs, successors and assigns (the “Released Parties”) from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present through the date hereof, whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which he, his spouse, or any of his heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with the USI Companies and/or the Prior Agreement.
     11.6 Cooperation. During the Term and thereafter, Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).
12. INTELLECTUAL PROPERTY AND OWNERSHIP OF BUSINESS
     12.1 Ownership of Records. Executive agrees that all papers, documents, records, business accounts, generated by Executive during the conduct of such business or given to Executive during and in the course of his employment with Company is the exclusive property of the Company and shall remain with the Company upon Executive’s termination.

     12.2 Intellectual Property. Executive further agrees to assign without further consideration all intellectual property, including but not limited to inventions, discoveries or any material produced by him during the course of his employment hereunder (including modifications or refinements of such materials) to the Company in their entirety. Such assignment and transfer is a complete and total assignment and transfer of any right Executive may have in such intellectual property and includes any patent, copyright, trade or service mark or the right to obtain any such patent, copyright, trade or service mark, and any trade secret rights in such material. This provision does not entitle Executive to any additional compensation, with such compensation, if any, being entirely within the discretion of Company.
13. ENTIRE AGREEMENT; NO AMENDMENT
     13.1 No agreements or representations, oral or otherwise, express or implied, have been made by either Party, with respect to Executive’s employment by any USI Company, that are not set forth expressly in this Employment Agreement. This Agreement supersedes and cancels the Prior Agreement and any other prior agreement (other than agreements (which are not employment agreements) executed pursuant to USI’s stock or option incentive plans, such as, by way of example, option agreements, registration rights agreements, lock-up agreements, shareholder agreements and restricted stock agreements), entered into between Executive and the Company (or any USI Company) or its predecessors relating to Executive’s employment by any USI Company, except that Executive shall remain liable for any breaches of any provisions relating to restrictive covenants (including non-solicitation, non-compete, non-hire) and confidentiality contained in any such prior agreements (including the Prior Agreement). No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the Party against whom enforcement thereof is sought.
14. NOTICES
     14.1 All notices, demands and requests of any kind which either Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service, which provides written verification of receipt, or by registered or certified mail return receipt requested (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid or if by courier then deposited with the courier. All Notices shall be addressed to the Parties to be served as follows:
(a)   If to the Company, at:
USI Services Corporation.
555 Pleasantville Road
Briarcliff Manor, NY 10510
Attn: Chief Executive Officer
Copy to:
USI Holdings Corporation.
555 Pleasantville Road
Briarcliff Manor, NY 10510
Attn: General Counsel
(b)   If to Executive, at
Address on Company records
Either of the Parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other Party given under this Section. All such notices, requests, demands, and other communications shall be effective when received at the respective address set forth above or as then in effect pursuant to any such change.
15. WAIVERS
     15.1 No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

16. GOVERNING LAW
     16.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
17. SEVERABILITY
     17.1 The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable. In the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable. It is expressly understood and agreed between Executive and the Company that such modification or restriction may be accomplished by mutual accord between the Parties or, alternatively, by disposition of a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.
18. ASSIGNMENT
     18.1 Executive may not assign any rights (other than the right to receive income hereunder) under this Agreement without the prior written consent of the Company. This Agreement may be assigned without the consent of Executive, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of the assignee hereof.
19. MISCELLANEOUS
     19.1 For the avoidance of doubt, the provisions of Sections 6, 7, and any other ongoing duties of the Parties hereto shall survive termination or expiration of this Agreement.
20. THIRD PARTY BENEFICIARIES
     20.1 Executive and Company agree that the Persons constituting USI Holdings Corporation and the USI CRC and each of their respective successors and assigns are third party beneficiaries of this Agreement, and expressly agree that the restrictive covenants contained in Section 7 of this Agreement, and the confidentiality provisions in Section 6 of this Agreement, are intended for the benefit of such Persons as well as for the Company’s benefit.
21. COUNTERPARTS
     21.1 This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
22. HEADINGS
     22.1 The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
23. CONSTRUCTION OF AGREEMENT
     23.1 All Parties agree that this Agreement shall be construed in such a manner so as not to favor one party or the other regardless of which party has drafted this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

USI SERVICES CORPORATION
By:
Name:
Title:

JEFFREY JONES